Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

CARRIZO OIL & GAS, INC. PRICES PUBLIC OFFERING OF CONVERTIBLE SENIOR NOTES
HOUSTON, May 22, 2008 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported that it has priced an underwritten public offering of $325 million aggregate principal amount of convertible senior notes due 2028 under its existing shelf registration statement. The offering was increased from a previously announced offering size of $275 million aggregate principal amount. The underwriters of the offering will have a 30-day option to purchase up to $48.75 million of additional notes.
The notes will be convertible, under certain circumstances, using a net share settlement process, into a combination of cash and Carrizo common stock determined as described in the prospectus supplement relating to the offering. In general, upon conversion of a note, the holder of such note will receive cash up to the principal amount of the note and common stock in respect of the remainder, if any, of Carrizo’s conversion obligation in excess of such principal amount. The initial conversion price is approximately $100.06 (subject to adjustment in certain circumstances), based on the initial conversion rate of 9.9936 shares of common stock per $1,000 principal amount of notes. The conversion price represents a conversion premium of 47.5% to the closing price of Carrizo’s common stock on the Nasdaq Global Select Market on May 21, 2008 of $67.84. In addition, if certain fundamental changes occur on or before June 1, 2013, Carrizo will in some cases increase the conversion rate for a holder electing to convert notes in connection with such fundamental change.
The notes will bear interest at a rate of 4.375% per annum. The notes will mature on June 1, 2028 and may not be redeemed by Carrizo prior to June 1, 2013, after which they may be redeemed at 100% of the principal amount plus accrued and unpaid interest. Holders of the convertible notes may require Carrizo to repurchase some or all of their notes for cash on June 1, 2013, 2018 and 2023, or in the event of certain fundamental changes, at 100% of the principal amount plus accrued and unpaid interest. The notes will be senior unsecured obligations of Carrizo.
The offering is expected to close on May 28, 2008, subject to the satisfaction of customary closing conditions. Carrizo intends to use the net proceeds from the offering to repay in full the outstanding borrowings under its second lien credit facility and to fund, in part, its capital expenditure program for 2008, including drilling and land acquisition programs in the Barnett Shale, the Marcellus Shale and elsewhere, and for other corporate purposes. Pending this partial funding of the capital expenditure program, Carrizo expects to use a portion of the remaining net proceeds to repay in full the borrowings outstanding under its senior revolving credit facility.
Credit Suisse Securities (USA) LLC and RBC Capital Markets Corporation are acting as joint book-running managers and JP Morgan Securities Inc. and UBS Securities LLC are acting as co-managers of the offering. The offering is being made only by means of a prospectus and related prospectus supplement, which will be filed with the Securities and Exchange Commission. When available, a copy of the prospectus and prospectus supplement relating to the offering may be obtained from www.sec.gov or from the offices of Credit Suisse (USA) LLC, Prospectus Department, One Madison Avenue,
New York, NY 10010, 1-800-221-1037, or RBC Capital Markets Corporation, One Liberty Plaza, 2nd Floor, New York, NY 10006, Attn: Equity Syndicate, Fax: 212-428-6260.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven, producing natural gas and oil geologic trends in the Barnett Shale area in North Texas and along the onshore Gulf Coast area in Texas and Louisiana, primarily in the Miocene, Wilcox, Frio and Vicksburg trends. Carrizo’s other interests include properties in the U.K. North Sea, East Texas and acreage in shale plays in the Barnett/Woodford in West Texas/New Mexico, the Floyd/Neal in Mississippi, the Fayetteville in Arkansas, the western New Albany in Kentucky/Illinois and the Marcellus Shale in Pennsylvania/New York/West Virginia and the Gulf of Mexico. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state.
Statements in this news release, including but not limited to those relating to the proposed offering, use of proceeds and other statements that are not historical facts are forward looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include market and other conditions, capital needs and uses and other risks described in Carrizo’s Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.